Exhibit 4.10

EXECUTION COPY

EQUITY REGISTRATION RIGHT AGREEMENT

THIS EQUITY REGISTRATION RIGHT AGREEMENT (“Agreement”) is made as of September 10, 2007, by and among 7 Days Group Holdings, Limited, a company incorporated under the laws of the Cayman Islands (the “Company”) and each of the holders of the Warrants (as defined below) listed on Schedule A hereto (each of the holders of Warrants is referred to in this Agreement as an “Investor”).

RECITALS

WHEREAS, the Company and the Investors are parties to the various Securities Purchase Agreements of even date herewith (the “Purchase Agreements”); and

WHEREAS, in order to induce the Company to enter into the Purchase Agreements and to induce the Investors to invest funds in the Company pursuant to the Purchase Agreements, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register the Company’s Ordinary Shares (as defined below) issuable to the holders of the Warrants upon the exercise thereof (the “Warrant Shares”) and shall govern certain other matters as set forth in this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 “Additional Registrable Securities” means the registrable securities held by the Existing Investors that are subject to certain registration rights pursuant to the Existing Rights Agreement.

1.2 “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including without limitation any general partner, officer, director, or manager of such Person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.3 “Agreement” is defined in the preamble.

1.4 “Company” is defined in the preamble.

1.5 “Damages” means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal, state or other applicable law or at common law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any securities registration statement of the Company, including any preliminary prospectus or final prospectus used in connection with the sale of securities issued by the Company or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state or other applicable securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state or other applicable securities law.

1.6 “Demand Notice” is defined in Section 2.1.

1.7 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.8 “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary thereof pursuant to a stock option, stock purchase, or similar plan; (ii) a registration on a Form S-4 or Form F-4 relating to an SEC Rule 145 transaction; or (iii) in the case of a filing in the U.S., a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities.

1.9 “Existing Rights Agreement” means that certain Shareholders’ Agreement, dated November 7, 2006, as amended that certain Amendment to Shareholders’ Agreement, dated May 22, 2007, by and among the Company and the parties thereto (the “Existing Investors”) relating to the grant of certain registration rights to the Existing Investors.

1.10 “Form F-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.11 “Form F-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.12 “Holder” means any holder of Registrable Securities who is a party to this Agreement and any Person to whom Registrable Securities are transferred (if greater in number than the amount set forth in Section 3.1), other than a transferee to whom such securities have been transferred pursuant to a registration of securities or SEC Rule 144 and shall include any Person who holds an option to purchase, or a security directly or indirectly convertible into or exercisable or exchangeable for, Registrable Securities whether or not such acquisition or conversion has actually been effected and disregarding any legal restrictions upon the exercise of such rights, provided that if the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, only the registered owner of such Registrable Securities shall be deemed a Holder.

1.13 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

1.14 “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.15 “Investor” is defined in the preamble.

1.16 “IPO” means the consummation of the first underwritten public offering of Ordinary Shares of the Company (whether as a primary issuance by the Company or a secondary sale by the shareholders of the Company) that results in a listing of the Ordinary Shares on a stock exchange in Hong Kong, Singapore, U.S. or any other internationally recognized stock exchange or board located outside of the PRC.

1.17 “Misstatement or Omission” means any untrue statement of a material fact contained in any registration statement, prospectus, offering circular or other document, whether preliminary or final, or any amendment or supplement thereto, incident to any registration of the Company’s securities, qualification or compliance, or based on any omission to state therein, a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they are made, not misleading.

1.18 “Ordinary Shares” means the Company’s ordinary shares, par value $0.125.

1.19 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.20 “Purchase Agreements” is defined in the Recitals.

1.21 “Registrable Securities” means (i) the Warrant Shares; and (ii) any Ordinary Shares (or other equity securities) issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Warrant Shares referenced in clauses (i) above (including, without limitation, pursuant to any Block Trade (as defined in the Warrant Agreement)); excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 3.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.13 of this Agreement.

1.22 “Registrable Securities then outstanding” means the number of shares determined by adding the number of outstanding Ordinary Shares that are Registrable Securities and the number of Ordinary Shares issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.23 “Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 2.12(b) hereof.

1.24 “SEC” means the U.S. Securities and Exchange Commission.

1.25 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.26 “SEC Rule 144(k)” means Rule 144(k) promulgated by the SEC under the Securities Act.

1.27 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.28 “Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.29 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities.

1.30 “Selling Holder Counsel” is defined in Section 2.6.

1.31 “U.S.” means the United States of America, including its states, territories and possessions.

1.32 “Warrant” means warrants issued pursuant to the Purchase Agreements and the Warrant Agreement signed by and between the Company and DB Trustees (Hong Kong) Limited, dated September 10, 2007.

1.33 “Warrant Shares” as defined in the Recitals.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Demand Registration.

(a) Form F-1 Demand. If at any time after one hundred eighty (180) days from the effective date of the registration statement for the IPO, the Company receives a request from Holders of at least thirty-three percent (33%) of the Registrable Securities then outstanding that the Company file a registration statement (which shall be on Form F-1, if filed in the U.S.) with respect to any of the Registrable Securities, then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a registration statement (which shall be on Form F-1 under the Securities Act, if filed in the U.S.) covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days after the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and (d) and Section 2.3.

(b) F-3 Demand. If at any time when it is eligible to use a Form F-3 registration statement, the Company receives a request from Holders of at least twenty-five percent (25%) of the Registrable Securities then outstanding that the Company file a Form F-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $1 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form F-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days after the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.l(c) and (d) and Section 2.3.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its shareholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than ninety (90) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other shareholder during such ninety (90) day period other than pursuant to an Excluded Registration.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.l(a) (i) during the period that is ninety (90) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected one registration pursuant to Section 2.l(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form F-3 pursuant to a request made pursuant to Section 2.l(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.l(b) (i) during the period that is ninety (90) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has, within the six (6) month period preceding the date of such request, already effected one (1) registration pursuant to Section 2.1(b). A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.l(d).

2.2 Company Registration. If the Company proposes to register (including, for this purpose, any registration effected by the Company for shareholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each

Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3 Underwriting Requirements.

(a) If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the holders of a majority in interest of the Registrable Securities held by Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated pro rata among all Holders of the Registrable Securities; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities (including Additional Registrable Securities) are first entirely excluded from the underwriting.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters (provided that such underwriting shall be on customary terms with the Investors’ representations, warranties, covenants and indemnities limited to customary matters and, with respect to the registration statement and prospectus containing information regarding such Investor, covering only such Investors’ name and beneficial ownership of Ordinary Shares in the Company), and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the underwritten offering only that number of such securities, including Registrable Securities, which the underwriters in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of (i) the Registrable Securities and (ii) the Additional Registrable Securities requested to be registered can be included in such underwritten offering, then such actual number of shares of Registrable Securities and Additional Registrable Securities that may be included in such underwritten offering (the “Permitted Registrable Securities”) shall be allocated pro rata among all Holders of the Registrable Securities and the Existing Investors, or in such other proportions as shall mutually be agreed to by all such selling Holders and Existing Investors. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities that constitute Permitted Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company and such number of Additional Registrable Securities that constitute Permitted Registrable Securities that are proposed to be sold by the Existing Investors) are first entirely excluded from the offering, or (ii) the number of Permitted Registrable Securities included in the offering be reduced below thirty (30) percent (30%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders and the Existing Investors may be excluded further if the underwriters make the determination described above and no other securities (other than securities to be sold by the Company) are included in such offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c) For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the provisions in Section 2.3(a), the underwriter allows fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in sales pursuant to such registration statement to be actually included.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC or such other applicable regulatory authority a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective within ninety (90) days following a Demand Notice and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred eighty (180) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred eighty (180) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Ordinary Shares (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form F-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred eighty (180) day period shall be extended for up to one hundred eighty (180) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC or such other applicable regulatory authority such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act or applicable law in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such number of copies of a registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), any documents incorporated by reference therein, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) notify each seller of Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement contains any Misstatement or Omission, and the Company shall promptly prepare a supplement or amendment to such prospectus and furnish to each seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, after delivery to the selling Holder, such prospectus shall not contain any Misstatement or Omission:

(e) use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(f) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(g) if such sale is pursuant to an underwritten offering, obtain “cold comfort” letters from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered in the relevant jurisdiction by “cold comfort” letters as Selling Holder Counsel or the managing underwriter reasonably request;

(h) furnish, at the request of any seller of Registrable Securities on the date such securities are delivered to the underwriters for sale pursuant to such registration or, if such securities are not being sold through underwriters, on the date the registration statement with respect to such securities becomes effective, an opinion, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the seller making such request, covering such legal matters with respect to the registration in respect of which such opinion is being given as such seller may reasonably request and are customarily included in such opinions;

(i) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable but no later than 15 months after the effective date of the registration statement, an earning statement covering a period of 12 months beginning after the effective date of the registration statement;

(j) use its reasonable best efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(k) cooperate with each seller of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with any securities exchange or the NASD;

(l) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP or ISIN or other identifying number for all such Registrable Securities, in each case not later than the effective date of such registration;

(m) promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(n) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;

(o) after such registration statement becomes effective, notify each selling Holder of any request by the SEC or such other applicable regulatory authority that the Company amend or supplement such registration statement or prospectus; and

(p) notify each Holder and the Selling Holder Counsel if at any time the SEC or other applicable regulatory authority institutes or threatens to institute any proceedings for the purpose of issuing, or issues, a stop order suspending the effectiveness of the registration of the Company’s securities. Upon the occurrence of any of the events mentioned in the preceding sentence, the Company will use its reasonable best efforts to prevent the issuance of any such stop order or to obtain the withdrawal thereof as soon as possible. The Company will advise each Holder whose Registrable Securities are included in such registration promptly of any order or communication of any public board, body or authority addressed to the Company suspending or threatening to suspend the qualification of any Registrable Securities included in such registration for sale in any jurisdiction.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including, without limitation, all registration, filing, and qualification fees; fees and expenses incurred in compliance with federal securities and state “blue sky” or securities laws; fees and expenses associated with filings required to be made with the NASD; printers’ and accounting fees; fees and expenses customarily paid by an issuer in connection with an underwritten offering (including road show costs); and fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders (“Selling Holder Counsel”); shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their light to one registration pursuant to Section 2.1(a); provided further that if, at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their sight to one registration pursuant to Section 2.l(a). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors and stockholders of each such Holder, legal counsel and accountants for each such Holder, any underwriter (as defined in the Securities Act) for each such Holder, and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld or delayed, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act) for any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall any indemnity under this Section 2.8(b) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder).

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commence thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action, in the reasonable opinion of such indemnified party. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, except to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act or other applicable law may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder).

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The indemnification and contribution required by this Section 2.8 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

(g) The indemnity agreements contained herein shall be in addition to any other rights to indemnification or contribution that any indemnified party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made or omitted by or on behalf of any Indemnified Party and shall survive the transfer of the Registrable Securities by any such party, including the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9 Reports Under Exchange Act. With a view to facilitating resales of the Company’s securities and to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of any registration statement filed by the Company with the SEC;

(b) file with the SEC or other applicable regulatory authority in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act or other applicable law (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of any registration statement filed by the Company with the SEC), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form F-3 (at any time after the Company so qualifies to use such form).

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (i) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included or (ii) to demand registration of any securities held by such holder or prospective holder; provided, however, that this limitation shall not apply to any additional Investor who becomes party to this Agreement in accordance with Section 3.11.

2.11 “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the IPO, which period may be extended upon the request of the managing underwriter for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of the 180-day lockup period, (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Ordinary Shares held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or other securities, in cash, or otherwise; provided, however, that the foregoing provision shall not apply to the sale of any Ordinary Shares pursuant to the IPO. The foregoing provisions of this Section 2.11 shall apply only to the IPO and shall be applicable to the Holders only if all officers, directors, and shareholders individually owning more than one percent (1%) of the Company’s outstanding Ordinary Shares are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

2.12 Restrictions on Transfer.

(a) The Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b) Each certificate or instrument representing (i) the Registrable Securities, and (ii) any other securities issued in respect of the securities referenced in clause (i), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.12(c)) be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.12.

(c) The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144, (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder or (z) in any “offshore transaction” within the meaning of Regulation S under the Securities Act; provided that each transferee agrees in writing to be subject to the terms of this Section 2.12. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.12(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.13 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate the earlier of (i) when all of such Holder’s Registrable Securities could be sold without restriction under SEC Rule 144(k), and (ii) ten (10) years after the date hereof.

2.14 Non U.S. Jurisdiction. The terms of this Agreement are drafted primarily in contemplation of securities offerings in the United States. The parties recognize, however, the possibility that there may be one or more registrations in a jurisdiction other than the United States. It is, accordingly, the parties’ intention that whenever this Agreement refers to a law or institution of the

United States but the parties wish to effectuate a registration in a different jurisdiction, reference in this Agreement to the laws or institutions of the United States shall be read as referring, mutatis mutandis, to the comparable laws or institutions of the jurisdiction in question. For the avoidance of doubt, in the event of a IPO in a jurisdiction other than the United States, if the underwriters determine that less than all of the Permitted Registrable Securities can be included in such IPO, then such actual number of Permitted Registrable Securities that may be included in such IPO shall be allocated pro rata among all Holders of the Registrable Securities and the Existing Investors, or in such other proportions as shall mutually be agreed to by all such Selling Holders and Existing Investors.

3. Miscellaneous.

3.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

3.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The parties hereto consent to the non- exclusive jurisdiction of any state or federal court sitting in the State of New York and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement.

3.3 Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5 Notices. All notices, requests, and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given, delivered and received (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with an internationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 3.5.

3.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; provided that (i) the Company may in its sole discretion waive compliance with Section 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.12(c) shall be deemed to be a waiver) and (ii) any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 3.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

3.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

3.8 Aggregation of Shares. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.9 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties prior to the date hereof is expressly canceled.

3.10 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

3.11 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional Warrants after the date hereof, whether pursuant to the Purchase Agreements or otherwise, any purchaser of such Warrants may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

3.12 Jurisdiction. The Company agrees that any suit, action or proceeding against the Company arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in The City of New York and County of New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Company hereby appoints Law Debenture Corporate Services Inc., 400 Madison Avenue, Suite 4D, New York, NY 10017, Facsimile No. +1 212 750 1361, as its authorized agent (the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

7 DAYS GROUP HOLDINGS LIMITED

By:	/s/ ZHENG, Nanyan
Name:	ZHENG, Nanyan
Title:	CEO

Address:

10/F, 705 Guangzhou Da Dao Nan Road,
Guangzhou 510290
P.R. China
Fax: (+86 20) 8922 5507
Attention: Mr. Zheng Nanyan

[SIGNATURE PAGE TO EQUITY REGISTRATION RIGHT AGREEMENT]

INVESTOR:

MERRILL LYNCH INTERNATIONAL

By:	/s/ Jacque Brett
Name:	Jacque Brett
Title:	V.P.

[SIGNATURE PAGE TO EQUITY REGISTRATION RIGHTS AGREEMENT]

INVESTOR (continued):

INDOPARK HOLDINGS LIMITED

By:	/s/ David Lee
Name:	David Lee
Title:	Authorized Signatory

[SIGNATURE PAGE TO EQUITY REGISTRATION RIGHTS AGREEMENT]

INVESTOR (continued):

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Christopher Dunn
Name:	Christopher Dunn
Title:	Managing Director

By:	/s/ Paul Richardson
Name:	Paul Richardson
Title:	Director

[SIGNATURE PAGE TO EQUITY REGISTRATION RIGHTS AGREEMENT]

SCHEDULE A

Holders of Warrants

Name and Address

Merrill Lynch International

2 King Edward Street

London EC1A 1HQ

England

With a copy (that does not constitute notice) to:

Merrill Lynch (Asia Pacific) Limited

17/F ICBC Tower

3 Garden Road, Central

Hong Kong

Attn: Ellen Lo/Mark Squires

Fax: +852 2536 3109

Indopark Holdings Limited

4th Floor, IBL House

Caudan Port Louis

Mauritius

With a copy (that does not constitute notice) to:

Merrill Lynch (Asia Pacific) Limited

15/F Citibank Tower

3 Garden Road, Central

Hong Kong

Attn: Bonnie Lo

Fax: +852 2161 7148

Deutsche Bank AG, London Branch

Winchester House

1 Great Winchester Street

London EC2N 2DB

United Kingdom

Attn: Christopher Dunn

Fax: +852 2203 7293